Exhibit 23.1

Consent of Independent Registered Public Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report dated March 10, 2006 which appears on page 14 of the annual report on Form 10-KSB of Turbine Truck Engines, Inc. for the year ended December 31, 2005, and to the reference to our firm under the caption “Interests of Named Experts and Counsel” in this registration statement.

Pender Newkirk & Company LLP

Certified Public Accountants

Tampa, Florida

September 1,2006

Pender Newkirk & Company LLP • Certified Public Accountants

100 South Ashley Drive • Suite 1650 -Tampa, Florida 33602 • (813) 229-2321 • Fax (813) 229-2359 -Web Site: www.pnccpa.com

Member of Private Companies Practice Section and Center for Public Company Audit Firms of the American Institute of Certified Public Accountants